                      CHARGE OVER THE EXPLOITATION PERMIT

                                                        HERBERT SMITH

                                                        20, rue Quentin-Bauchart

                                                        75008 PARIS

                                                        France

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                                     INDEX

ARTICLES                                                                   PAGES
--------                                                                   -----

ARTICLE 1 - DEFINITIONS........................................................5
ARTICLE 2 - CHARGE.............................................................6
ARTICLE 3 - GUARANTEED OBLIGATIONS/REGISTRATION................................6
ARTICLE 4 - ENFORCEMENT OF THE CHARGE..........................................8
ARTICLE 5 - DECLARATIONS AND GUARANTEES OF MORILA S.A..........................9
ARTICLE 6 - UNDERTAKINGS OF MORILA S.A........................................10
ARTICLE 7 - NOTICES...........................................................11
ARTICLE 8 - EXPENSES..........................................................11
ARTICLE 9 - REGISTRATION......................................................12
ARTICLE 10 - ELECTION OF DOMICILE.............................................12
ARTICLE 11 - SCOPE OF THE CHARGE..............................................12
ARTICLE 12 - ABSENCE OF IMPLIED WAIVER........................................12
ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION...............................13
ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS...................................13
ARTICLE 15 - ASSIGNMENT.......................................................13
ARTICLE 16 - APPLICABLE LAW - COMPETENT JURISDICTION..........................13
ARTICLE 17 - EFFECT OF THE RECITALS...........................................14

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                      CHARGE OVER THE EXPLOITATION PERMIT

BETWEEN THE UNDERSIGNED:

1. SOCIETE DES MINES DE MORILA S.A., a limited liability company (societe anonyme) incorporated under the applicable laws of Mali, with a share capital of FCFA 10,000,000, with its registered office at Avenue Al Qoods, porte 3441, Hippodrome, Bamako, Republic of Mali, registered at the trade registry of Bamako under No. 15430, acting in its capacity of holder of the Morila exploitation permit.

       represented by M_______________,____________, duly authorised by a resolution of the extraordinary general meeting dated_______________,

                                    (hereinafter referred to as "MORILA S.A.")

AND

2. N M ROTHSCHILD & SONS LIMITED, a bank incorporated under English law, with its registered office at New Court, St Swithin's Lane, London EC4P 4DU, acting in its own name and as agent for Standard Bank London Limited, Societe Generale, Mees Pierson N. V., Bayerische Hypo-und Vereinsbank AG and Leonia Corporate Bank plc pursuant to a loan agreement entered into on 21st December 1999 (hereinafter referred to in this capacity as "ROTHSCHILD"), Rothschild being represented by M ________,________ and M_______,___________,

                             (hereinafter together referred to as the "LENDERS")

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WHEREAS:

Pursuant to an establishment agreement entered into on 28th April 1992 with BHP Minerals International Inc. in relation to the exploration for, and exploitation of, possible gold, silver, lead, zinc, copper and cobalt deposits (hereinafter, and as amended from time to time, referred to as the "CONVENTION"), the State of Mali has granted to that company an exploration permit pursuant to order (arrete) n[degree] 92-2505/MMEH-CAB of 3rd June 1992.

The Convention was approved by decree n[degree]92-146/PM-RM dated 14th May 1992 by virtue of the Ordinance (ordonnance) n[degree]92-027/P-CTSP dated 12th May 1992.

This permit was renewed for the first time by way of order (arrete) n[degree] 95-2249/MMEH-SG of 13th October 1995 and then transferred, together with the rights and obligations arising under the Convention, to Randgold Resources Mali by way of order (arrete) n[degree]189/MMEH-SG of 18th February 1997. This permit was the object of a second renewal by way of order (arrete) n[degree] 99-636/MME-SG of 13th April 1999.

In accordance with the provisions of the Convention and the rules in force, an exploitation permit for the Morila mine was granted to Randgold Resources Limited by way of decree n[degree]99-217 PM-RM of 4th August 1999; a limited liability company (societe anonyme) incorporated under Malian law, with a share capital of FCFA 10,000,000, Morila S.A. was incorporated on 30th July 1999 for the exploitation of the Morila deposit. This Company was registered with the trade registry of Bamako on 10th August 1999 under number 15430. The above mentioned exploitation permit was transferred to Morila S.A. by decree n[degree] 99-361/PM-RM dated 17th November 1999.

The State of Mali, Randgold Resources Mali and Morila S.A. will enter into an Amendment to the Convention with a view to adapt some of its provisions in order to facilitate its application with regard to the exploitation of the Morila mine.

With a view to enabling the Project to be completed, a loan agreement was entered into on 21st December 1999 between Morila S.A., as the Borrower, Randgold Resources Limited and Randgold & Exploration Company Limited and Randgold Resources (Morila) Limited, as the Completion Guarantors, and various banks and other financial institutions, as the Lenders and Co-Arrangers, N M Rothschild & Sons Limited and Standard Bank London Limited, as the

                                                                               4

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Arrangers, and N M Rothschild & Sons Limited, as the Agent for the Lenders
(hereinafter, and as amended, modified or supplemented from time to time, referred to as the "LOAN AGREEMENT").

Section 6.1.2 of the Loan Agreement provides that it is a condition precedent to the making of the initial loans pursuant to Section 2.2 of the Loan Agreement, that certain security interests be granted by Morila SA, over its rights and assets in favour of the Lenders.

A protocol of agreement will be entered into between the Government of the Republic of Mali and Rothschild whereby the State of Mali certifies the validity of the creation and enforcement of security interests (hereinafter referred to as the "PROTOCOL").

Consequently. Morila S.A. creates a charge over the Exploitation Permit in favour of Rothschild under the terms and conditions below.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

COMPANIES ACT means the OHADA Uniform Act on the Law of Commercial Companies and Economic Interest Groups dated 17th April 1997;

SECURITY INTERESTS ACT means the OHADA Uniform Act relating to the organisation of Security Interests dated 17th April 1997;

MINING CODE means the Ordinance n[degree] 91-065/P-CTSP dated 19th September 1991 enacting to the mining code of Mali;

CONTRACT means this agreement;

LOAN AGREEMENT is defined in the recitals above;

CONVENTION is defined in the recitals above;

CHARGE means the charge over the Exploitation Permit as provided in article 61 of the Mining Code.

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MORILA S.A is defined above;

GUARANTEED OBLIGATIONS means all the sums due or likely to be due at any moment by Morila SA., as Borrower, and the Obligors in accordance with the Loan Agreement, to the Lenders together with all additional costs and interest (including in particular all costs, expenses, fees, penalties and moratory interest payable and other sums due in accordance with the Loan Agreement and each other Loan Document also including all other Obligations of Morila S.A. and the Obligors as defined in the Loan Agreement);

OHADA means the Organisation for the harmonisation of business law in Africa (Organisation pour l'harmonisation du droit des Affaires en Afrique) set up by the Port Louis treaty of 17th October 1993;

EXPLOITATION PERMIT means the Exploitation permit granted to Rangold Resources Limited by decree no 99-217 PM-RH date 4th August 1999 and transferred to Morila S.A. by decree n[degree] 99-361 PM-RM dated 17th November 1999.

LENDERS is defined above;

PROTOCOL is defined in the recitals above;

ROTHSCHILD is defined above.

Capitalised terms not defined herein shall have the meaning given to them in the Loan Agreement.

ARTICLE 2 - CHARGE

Morila S.A. hereby charges in favour of Rothschild (on behalf of the Lenders), which accepts such charge, the Exploitation Permit, as guarantee of the Guaranteed Obligations.

ARTICLE 3 - GUARANTEED OBLIGATIONS/REGISTRATION

For the sole purpose of the registration of the Charge on the relevant register, the parties evaluate the Guaranteed Obligations at a total maximum amount in principal of THREE HUNDRED FIFTEEN MILLION U.S. dollars (USD 315,000,000) i.e. FCFA 208,312,650,000 and a total maximum amount in ancillary costs and interests of FORTY FIVE MILLION U.S. dollars (USD 45,000,000), i.e. FCFA 29,758,950,000 (the amounts in

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FCFAs are calculated on the basis of the Banque de France indicative exchange rate of the Euro against the U.S. dollar for 17th February 2000, as published in the Official Journal of the French Republic: [euro] 1 = USD 0.9919; USD
1 = FFr 6.6131 = FCFA 661.31), distributed as follows:

                                             Principal           Interests           Total

N M Rothschild & Sons Limited         USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600

Standard Bank London Limited          USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600

Societe Generale                      USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600

Mees Pierson N.V.                     USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600
Bayerische Hypo-und
Vereinsbank AG                        USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600

Leonia Corporate Bank plc             USD    52,500,000          7,500,000          60,000,000

                                      KFCFA  34,718,775          4,959,825          39,678,600

TOTAL                                 USD   315,000,000          45,000,000         360,000,000

                                      KFCFA 208,312,650          29,758,950         238,071,600

In accordance with section 122 of the Security Interests Act and section 5 of the Decree no.91-277/PM-RM enacting the provisions of the Mining Code, the parties require Maitre Ahmadou Toure, notary registered at Bamako, or any other notary substituted at the Lenders'

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discretion, to register the Charge on the special registry at the Geology and
Mining National Division for the duration of the loan and for two (2) additional years thereafter.

ARTICLE 4 - ENFORCEMENT OF THE CHARGE

In the absence of payment on the due date of any of the Guaranteed Obligations or upon occurrence of any Event of Default described in Article 9 of the Loan Agreement, Rothschild, acting in its name and on behalf of the Lenders, after a legal notice addressed by it to Morila S.A. requesting payment of the due amount, and where such payment has not been made within eight (8) days after the presentation of such notice, may exercise the Charge or request its exercise without having to resort beforehand to any other form of recourse to which the Lenders may in addition be entitled, or to exercise any other security that it may hold elsewhere and, generally, may exercise in respect of the Charge all rights, actions, and liens that the law recognises for creditors benefiting from such a charge, and in particular, to pursue the exercise of the Charge in accordance with the legal and regulatory provisions in force, to ensure that it is paid, at the price obtained, the sums payable pursuant to the Guaranteed Obligations, by preference over other creditors and over all future assignees.

In accordance with Article 2.4 (c) of the Protocol, in the event that Rothschild shall request the enforcement of the Charge and or the judicial sale of the Exploitation Permit, the Lenders may form an entity for the purpose of acquiring the Exploitation Permit, subject to the State of Mali having the right, at no cost, to subscribe for a proportion of the capital of this new entity equal in percentage to the proportion held by the State in Morila S.A. as at the date of enforcement of the Charge.

In the Protocol, it is agreed that the State of Mali shall authorise the transfer of the Exploitation Permit however on the condition that the new entity has the technical and financial ability within the meaning of the applicable mining regulation and that the State of Mali shall not apply the provisions of the Mining Code relating to the cancellation of the mining rights during such period enabling the enforcement of the Charge, the duration of this period being fixed by agreement between the State and Rothschild - failing agreement, this period being limited to twelve (12) months, commencing from the date of the first enforcement notice sent to Morila S.A. by the State of Mali in accordance with the procedure of cancellation or withdrawal.

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ARTICLE 5 - DECLARATIONS AND GUARANTEES OF MORILA S.A.

Morila S.A. hereby makes the following declarations and gives the following guarantees:

(a) It is duly created, constituted and exists in accordance with the law by which it is governed;

(b) The extraordinary general meeting of Morila S.A. has authorised the creation of the Charge and no other authorisation of a corporate body of Morila S.A. is necessary for the validity, enforceability or compulsory force of the Charge;

(c)    It and its representatives have all required powers and full capacity to:

       - sign this Contract and any other document relating to the Contract which they may be a party to and which they may be required to produce under the Contract;

       - perform their obligations under the Contract and they have taken all necessary measures to authorise their signature and the performance of their obligations;

       and no agreement, consent, registration or deposit other than the formalities provided in section 5 of the Decree No. 91-277/PM-RM enacting the provisions of the Mining Code, of the Security Interests Act and the Companies Act are necessary for the validity, the compulsory force and the creation of the Charge;

(d) The signature and performance of the Contract do not breach or conflict with any legislative or regulatory provision, provisions deriving from treaties, any provisions of the articles of association or contractual provisions, any injunction or legal decision of any judicial or administrative or arbitration tribunal, or any other governmental entity relating to it or relating to any of its assets;

(e) Its obligations pursuant to the Contract are legal, valid and binding and can be performed;

(f)    It is solvent and capable of paying its debts as they fall due;

(g) It respects all of the material provisions, and the terms and conditions of each contract, convention, recognition of debt or any other document to which it is party and by which it is contractually bound;

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(h)    It respects all material terms of all applicable rules and all authorisations which have been obtained in respect of the exercise of its activities, the ownership of its assets and the performance of the project pursuant to the Convention and, in particular, it does not fall within the scope of section 58 of the Mining Code;

(i)    It has full ownership of the Exploitation Permit;

(j) It has not granted any other charge or lease, made any commitment to assign or granted any right over the Exploitation Permit and the Exploitation Permit is the object of no lien whatsoever.

(k) There are no disputes, claims or litigation proceedings pending or, as far as it is aware, no risk of dispute, action, claim or proceedings:

       -     which may be directly linked with one of the provisions of the
             Contract:

       - which are not linked to the provisions of the Contract but which would have the effect of preventing the Contract from being performed or which would prevent Morila S.A. from fulfilling its obligations pursuant to the Contract.

ARTICLE 6 - UNDERTAKINGS OF MORILA S.A.

Morila SA irrevocably and expressly undertakes, as of the date of this Contract and throughout all the period of the Contract:

(a) To ensure that all authorisations are obtained and that all necessary documents are signed and delivered in order to ensure the validity, the continuation of the validity and the enforceability of the Charge and, in particular, any document which may become necessary to carry out any formality with the relevent register held at the Geology and Mining National Division, including the renewal of the registration of the Charge on this registry;

(b) That all information prepared in writing by Morila S.A. and supplied to Rothschild or to any other third party pursuant hereto, or report or certificate which must be provided pursuant hereto, is, when it is delivered, exact and complete in all respects;

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(c)    To inform Rothschild of all actions and claims by any individual or corporate entity in respect of the Exploitation Permit and to ensure that all appropriate measures are taken in defence against such actions and claims;

(d) To maintain throughout the entire duration of the Contract the validity of the Exploitation Permit and, in particular, to proceed with all renewals and to comply with all its obligations under the Convention and under the regulations applicable to the Convention in particular those referred to in section 58 of the Mining Code;

(e) To ensure that the Charge continues to rank in priority over any other security interest throughout the entire duration of the Contract;

(f)    Not to sell, assign or otherwise transfer the Exploitation Permit.

(g) As soon as the Lenders seek to enforce the Charge, to provide all necessary assistance to Rothschild by providing it with the documents necessary for the enforcement of the Charge and or the judicial sale of the Exploitation Permit.

ARTICLE 7 - NOTICES

Any notices and claims relating to the Contract shall be made in writing and sent by registered letter with acknowledgement of receipt or by fax. Notices shall become effective on the date of first presentation of the registered letter or of receipt of the fax at the addresses below

ARTICLE 8 - EXPENSES

All expenses, costs and disbursements incurred by the Lenders in the scope of the negotiation, preparation, drafting and signature of the Contract, and all costs incurred in relation with the establishment and performance of the Charge or relating to the preservation (and in particular the renewal of the registration of the Charge) or the exercise of the rights of the Lenders pursuant hereto shall be borne by Morila S.A. which undertakes to pay such costs. The enforcement of the Charge shall be in compliance with the Convention.

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ARTICLE 9 - REGISTRATION

The Contract shall be subject to the registration formalities requirements. All powers are given to the holder of an original, a copy or an extract thereof, to comply with all formalities required.

All stamp and registration duties, together with all taxes, penalties and expenses to which the Charge together with its renewal and its performance may give rise shall be at Morila S.A.'s costs.

It is however noted that, pursuant to the tax provisions in Article 22.2 of the Convention, the security interests granted by Morila S.A. pursuant to the project governed by that Convention, shall be exempt from "all taxes, contributions and any other direct or indirect taxes for which they may be personally liable or for which they may be required to bear the cost..."

ARTICLE 10 - ELECTION OF DOMICILE

Rothschild elects domicile at the address of the notary as provided in Article 3 of the Contract.

ARTICLE 11 - SCOPE OF THE CHARGE

The Charge shall not affect and may not affect in any manner whatsoever the nature and the extent of any undertakings and any guarantees whatsoever which have been or may be contracted or provided in favour of the Lenders, either by Morila S.A. or by any third party to which it is added.

All the rights granted to Rothschild as Agent and Party pursuant hereto or by any other document delivered in performance of, or on the date of, the Contract, together with rights arising under the law, shall be cumulative and may be exercised at any moment.

ARTICLE 12 - ABSENCE OF IMPLIED WAIVER

Should Rothschild fail to exercise a right or exercise it belatedly this shall not constitute a waiver of such right and the exercise of a single right or the partial exercise of such right shall not prevent Rothschild from exercising it again in the future or exercising any other right.

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ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION

In the event that a provision (or part of a provision) of the Contract is or becomes illegal, void or unenforceable, this shall not have any effect on the legality, validity or enforceability of the other provisions of the Contract.

ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS

Subject to the provisions of the Security Interests Act, the Contract is irrevocable and shall fully apply notwithstanding any renewal or extension of the Guaranteed Obligations, any novation or any amendment to the Guaranteed Obligations together with any amendment to the financial documentation, grace period, change in the statuts of Morila S.A. or insolvency proceedings against Morila S.A.

ARTICLE 15 - ASSIGNMENT

Any assignee of all or part of the rights and obligations of the Lenders pursuant to the Loan Agreement and which would be substituted in the rights and obligations of such Lenders following the date of signature of the Contract, shall benefit fully from the Contract intending that the Charge benefit any assignee substituted, in whole or part, to the rights and obligations of the
Lenders: therefore, any reference to the Lenders shall include such assignee, and this is expressly recognised and accepted by Morila S.A. In order to give full effect to this provision, Morila S.A. irrevocably undertakes, on first request from Rothschild, to sign any documents, contracts and other deeds necessary and to accomplish all formality that shall, in the opinion of Rothschild, be necessary or appropriate to achieve the foregoing, at the cost of Morila S.A.

ARTICLE 16 - APPLICABLE LAW - COMPETENT JURISDICTION

The Contract shall be governed, for its validity, interpretation and performance, by Malian law, and in particular, the Companies Act and the Security Interests Act.

The Courts of Bamako shall be competent to consider all disputes between the parties from time to time hereto.

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ARTICLE 17 - EFFECT OF THE RECITALS

The recitals hereto shall have the same legal effect as the Contract and shall form an integral part of it.

Signed in twelve (12) original copies.

Date:___________

                                            SOCIETE DES MINES DE MORILA S.A.

                                            By:_________________________________

                                               Name printed:____________________

                                               Title:___________________________

                                           Address for Notices:

                                                          c/o Press Avenue

                                                          Selby

                                                          Johannesburg

                                                          P.O. Box 82291

                                                          Southdale 2135

                                                          South Africa

                                           Facsimile No.: 27-11-8372232

                                           Attention:     The Financial Director

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                                       N M ROTHSCHILD & SONS LIMITED

                                       By:__________________________________

                                          Name printed:_____________________

                                          Title:____________________________

                                       By:__________________________________

                                          Name printed:_____________________

                                          Title:____________________________

                                       Address for Notices:

                                                      New Court
                                                      St. Swithin's Lane
                                                      London
                                                      EC4 4DU
                                                      United Kingdom

                                       Facsimile No.: 44 171 280 5139

                                       Attention:     David Street/Giles Baynham

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